Exhibit 99.1

PRESS RELEASE

AbbVie Appoints CEO Robert A. Michael as Chairman of the Board of Directors

-	Richard A. Gonzalez to retire from the board of directors effective July 1, 2025

NORTH CHICAGO, Ill., February 14, 2025 -- AbbVie (NYSE: ABBV) today announced that its board of directors has unanimously elected chief executive officer (CEO) Robert A. Michael to assume the additional position of chairman, effective July 1, 2025. He will succeed Richard A. Gonzalez, who formerly served as AbbVie’s CEO and has been chairman since the Company’s formation in 2013.

"I want to extend my heartfelt gratitude to Rick for his remarkable leadership and dedicated service," said Roxanne S. Austin, lead independent director. "The board and I have complete confidence in Rob, and we are fortunate to have him assume the role of chairman. Rob is a visionary leader who operates with integrity and a steadfast commitment to AbbVie, its people, patients and shareholders. He is the right leader to guide this company into its next phase of growth."

“I am honored to take on the role of chairman,” said Robert A. Michael, chief executive officer. “On behalf of our employees around the world, I extend my sincere gratitude to Rick for his exceptional leadership over the past 12 years. I look forward to partnering with the board to build on AbbVie’s track record of success and to make a remarkable impact for our patients, employees, shareholders and communities.”

"I am deeply grateful to the board for their strategic vision and support over the past 12 years," said Richard A. Gonzalez, executive chairman of the board and former chief executive officer. "Serving alongside the talented people of AbbVie has been the greatest privilege of my career. I am confident that Rob and the board will successfully lead AbbVie into the future, continuing to deliver groundbreaking medicines for our patients and creating tremendous value for our shareholders."

In addition, Glenn F. Tilton will retire from AbbVie’s board effective July 1, 2025. Mr. Tilton served as lead independent director from 2013 to 2024 and was succeeded by Ms. Austin in July 2024.

About Robert A. Michael

Mr. Michael is AbbVie’s chief executive officer (CEO). Prior to being named CEO, Mr. Michael was president and chief operating officer of AbbVie and has been a longstanding member of the Company’s Executive Leadership Team. From establishing AbbVie’s first financial planning organization, to developing its diversified business strategy, to successfully navigating the end of exclusivity for Humira in the U.S., Mr. Michael has been integral to AbbVie's success and growth over the years. In the role of president and chief operating officer, Mr. Michael was responsible for global commercial operations, finance, corporate human resources, global operations, business development and corporate strategy for the company. He was previously appointed vice chairman and president in 2022, vice chairman, finance and commercial operations in 2021 and chief financial officer in 2018. Mr. Michael has more than 32 years of experience including leadership roles across multiple businesses, including pharmaceuticals, aesthetics, diagnostics, diabetes care and nutrition. He began his career with Abbott as a member of the financial development program.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas – immunology, oncology, neuroscience, and eye care – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X (formerly Twitter), and YouTube.

AbbVie Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2023 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its subsequent Quarterly Reports on Form 10-Q. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

###

Media:	Investors:
Jackie Pacelli	Liz Shea
(224) 358-8128	(847) 935-2211
jaquelin.pacelli@abbvie.com	liz.shea@abbvie.com